UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FS INVESTMENT CORPORATION

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June 26, 2013

Dear Fellow Stockholder:

We are pleased to inform you of two important events for stockholders of FS Investment Corporation (FSIC), Franklin Square’s alternative investment fund designed to provide meaningful current income and capital appreciation.

The regular monthly distribution has been raised from $0.0675 to $0.06975 per share.  The annualized distribution rate based on our last offered price of $10.80 now stands at 7.75%. For stockholders that invested in FSIC at inception, their current regular monthly distribution rate is 10.3%, taking into account the benefit of stock distributions. The increase marks our 40th consecutive distribution and the fifth time we have increased our regular monthly distribution.  In fact, since FSIC’s inception, we have never decreased its distribution amount and our distributions have never been paid from offering proceeds or borrowings.*

As previously announced, we are pursuing a liquidity event for FSIC, which will likely be a listing of our stock on a national exchange. We believe a listing is the best avenue to maximize value for you, our stockholder. Market and other conditions permitting, we are planning to complete our listing by the end of the first quarter of 2014. Before we can list, we must successfully complete this year’s FSIC proxy process. If you have not already voted, please do so by calling 1-877-807-6385. Any delay in achieving the required vote could delay the listing process.

The FSIC portfolio continues to perform well and we remain focused on our primary strategy of investing in senior secured, floating rate loans. We are gratified that we have been able to meet our investors’ expectations of stable, consistent income, and we are proud of our performance. Though future results cannot be predicted, we expect our distribution rate will continue to increase in the coming months.

While our listing is likely several months away, we will be communicating with you on a regular basis. If you have any questions, please feel free to contact your financial advisor or visit our website at www.fsinvestmentcorp.com.

Thank you for your partnership as together we prepare FSIC for a potential public listing.

Sincerely,

Michael C. Forman
Chairman and Chief Executive Officer
FS Investment Corporation

* Distributions are not guaranteed and as such, there can be no assurance as to the amount or timing of any future distributions on FSIC’s common stock.